As filed with the Securities and Exchange Commission on November 24, 2015

Securities Act File No. 333-185238

Investment Company Act File No. 811-22743

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

(CHECK APPROPRIATE BOX OR BOXES)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 19	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 23	☒

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

(Exact name of Registrant as Specified in Charter)

345 Park Avenue

28th Floor

New York, New York 10154

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 583-5000

Peter Koffler, Esq.

c/o Blackstone Alternative Investment Advisors LLC

345 Park Avenue

28th Floor

New York, New York 10154

(Name and Address of Agent for Service)

COPY TO:

James E. Thomas, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A (File No. 333-185238) of Blackstone Alternative Investment Funds (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 19 consists only of a facing page, this explanatory note, Part C of the Registration Statement, and exhibits (d)(51), (d)(52), (d)(53), (d)(54), (h)(4)(i), (p)(5), (p)(12), (p)(20), (p)(24), and (p)(25), filed pursuant to Item 28 of the Registration Statement. This Post-Effective Amendment No. 19 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 19 shall become effective immediately upon filing with the Securities and Exchange Commission (the “SEC”). The contents of the Registration Statement are hereby incorporated by reference.

Item 28.	Exhibits

a.1	Agreement and Declaration of Trust of Blackstone Investor Solutions Funds (the “Registrant”), dated August 27, 2012.[1]

a.2	Amendment No. 1 to Agreement and Declaration of Trust of the Registrant, dated September 10, 2012.[1]

a.3	Amendment No. 2 to Agreement and Declaration of Trust of the Registrant, dated September 18, 2013.[5]

b.	By-Laws of the Registrant, effective as of August 27, 2012, as amended September 10, 2012.[2]

c.	See Article III (Shares), Article IV (Trustees), Article V (Shareholders’ Voting Powers and Meetings), Article VIII (Indemnification) and Article IX (Miscellaneous) of the Declaration of Trust of the Registrant and Article 10 (Shareholders’ Powers and Meetings) of the Bylaws of the Registrant.

d.1	Investment Management Agreement between the Registrant, on behalf of Blackstone Alternative Multi-Manager Fund (“Multi-Manager Fund”), and Blackstone Alternative Investment Advisors LLC (“BAIA”).[3]

d.2	Investment Management Agreement between Blackstone Alternative Multi-Manager Sub Fund II Ltd., a wholly-owned subsidiary of Multi-Manager Fund, and BAIA.[3]

d.3	Investment Management Agreement between Blackstone Alternative Multi-Manager Sub Fund III L.L.C., a wholly-owned subsidiary of Multi-Manager Fund, and BAIA.[3]

d.4	Investment Management Agreement between Blackstone Alternative Multi-Manager Sub Fund IV L.L.C., a wholly-owned subsidiary of Multi-Manager Fund, and BAIA.[4]

d.5	Form of Investment Sub-Advisory Agreement between BAIA and Boussard & Gavaudan Asset Management, LP (“Boussard”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and Boussard for services to Multi-Manager Fund.[6]

d.6	Form of Investment Sub-Advisory Agreement between BAIA and BTG Pactual Asset Management US, LLC (“BTG”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and BTG for services to Multi-Manager Fund.[6]

d.7	Form of Investment Sub-Advisory Agreement between BAIA and Caspian Capital LP (“Caspian”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and Caspian for services to Multi-Manager Fund.[6]

d.8	Form of Investment Sub-Advisory Agreement between BAIA and Cerberus Sub-Advisory I, LLC (“Cerberus”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and Cerberus for services to Multi-Manager Fund.[6]

d.9	Form of Investment Sub-Advisory Agreement between BAIA and Chatham Asset Management, LLC (“Chatham”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and Chatham for services to Multi-Manager Fund.[6]

d.10	Form of Investment Sub-Advisory Agreement between BAIA and Credit Suisse Hedging-Griffo Serviços Internacionais S.A. (“Hedging Griffo”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and Hedging Griffo for services to Multi-Manager Fund.[6]

d.11	Form of Investment Sub-Advisory Agreement between BAIA and Good Hill Partners LP (“Good Hill”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and Good Hill for services to Multi-Manager Fund.[6]

d.12	Form of Investment Sub-Advisory Agreement between BAIA and HealthCor Management, L.P. (“HealthCor”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and HealthCor for services to Multi-Manager Fund.[6]

d.13	Form of Investment Sub-Advisory Agreement between BAIA and Nephila Capital Ltd. for services to Multi-Manager Fund.[4]

d.14	Form of Investment Sub-Advisory Agreement between BAIA and Two Sigma Advisers, LLC (“Two Sigma”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and Two Sigma for services to Multi-Manager Fund.[6]

d.15	Form of Investment Sub-Advisory Agreement between BAIA and Wellington Management Company, LLP (“Wellington”) for services to Multi-Manager Fund.[4]

(i) Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and Wellington for services to Multi-Manager Fund.[6]

d.16	Form of Investment Sub-Advisory Agreement between BAIA and Bayview Asset Management, LLC (“Bayview”) for services to Multi-Manager Fund.[10]

(i) Investment Sub-Advisory Agreement between BAIA and Bayview for services to Multi-Manager Fund.[10]

d.17	Form of Investment Sub-Advisory Agreement between BAIA and AlphaParity, LLC (“AlphaParity”) for services to Multi-Manager Fund.[6]

d.18	Form of Investment Sub-Advisory Agreement between BAIA and Union Point Advisors, LLC (“Union Point”) for services to Multi-Manager Fund.[6]

d.19	Form of Investment Sub-Advisory Agreement between BAIA and GS Investment Strategies, LLC (“GSIS”) for services to Multi-Manager Fund.[6]

d.20	Form of Amended and Restated Investment Sub-Advisory Agreement between BAIA and EMSO Partners Limited (“EMSO”) for services to Multi-Manager Fund.[6]

d.21	Form of Investment Sub-Advisory Agreement between BAIA and Waterfall Asset Management, LLC (“Waterfall”) for services to Multi-Manager Fund.[6]

d.22	Investment Management Agreement between the Registrant, on behalf of Blackstone Alternative Multi-Strategy Fund (“Multi-Strategy Fund,” and together with Multi-Manager Fund, the “Funds”), and BAIA.[6]

(i) Form of Amendment No. 1 to the Investment Management Agreement between the Registrant, on behalf of Multi-Strategy Fund, and BAIA.[6]

d.23	Investment Management Agreement between Blackstone Alternative Multi-Strategy Sub Fund II Ltd., a wholly-owned subsidiary of Multi-Strategy Fund, and BAIA.[6]

d.24	Investment Management Agreement between Blackstone Alternative Multi-Strategy Sub Fund III L.L.C., a wholly-owned subsidiary of Multi-Strategy Fund, and BAIA.[6]

d.25	Investment Management Agreement between Blackstone Alternative Multi-Strategy Sub Fund IV L.L.C., a wholly-owned subsidiary of Multi-Strategy Fund, and BAIA.[6]

d.26	Form of Investment Sub-Advisory Agreement between BAIA and Boussard & Gavaudan Investment Management, LLP (“BGIM”) for services to Multi-Manager Fund.[6]

d.27	Form of Investment Sub-Advisory Agreement between BAIA and AlphaParity for services to Multi-Strategy Fund.[7]

d.28	Form of Investment Sub-Advisory Agreement between BAIA and Bayview for services to Multi-Strategy Fund.[7]

(i) Investment Sub-Advisory Agreement between BAIA and Bayview for services to Multi-Strategy Fund.[10]

d.29	Form of Investment Sub-Advisory Agreement between BAIA and Boussard for services to Multi-Strategy Fund.[7]

d.30	Form of Investment Sub-Advisory Agreement between BAIA and BTG for services to Multi-Strategy Fund.[7]

d.31	Form of Investment Sub-Advisory Agreement between BAIA and Caspian for services to Multi-Strategy Fund.[7]

d.32	Form of Investment Sub-Advisory Agreement between BAIA and Cerberus for services to Multi-Strategy Fund.[7]

d.33	Form of Investment Sub-Advisory Agreement between BAIA and Chatham for services to Multi-Strategy Fund.[7]

d.34	Form of Investment Sub-Advisory Agreement between BAIA and Hedging Griffo for services to Multi-Strategy Fund.[7]

d.35	Form of Investment Sub-Advisory Agreement between BAIA and EMSO for services to Multi-Strategy Fund.[7]

d.36	Form of Investment Sub-Advisory Agreement between BAIA and Good Hill for services to Multi-Strategy Fund.[7]

d.37	Form of Investment Sub-Advisory Agreement between BAIA and GSIS for services to Multi-Strategy Fund.[7]

d.38	Form of Investment Sub-Advisory Agreement between BAIA and HealthCor for services to Multi-Strategy Fund.[7]

d.39	Form of Investment Sub-Advisory Agreement between BAIA and Two Sigma for services to Multi-Strategy Fund.[7]

d.40	Form of Investment Sub-Advisory Agreement between BAIA and Union Point for services to Multi-Strategy Fund.[7]

d.41	Form of Investment Sub-Advisory Agreement between BAIA and Waterfall for services to Multi-Strategy Fund.[7]

d.42	Form of Investment Sub-Advisory Agreement between BAIA and Wellington for services to Multi-Strategy Fund.[7]

d.43	Form of Investment Sub-Advisory Agreement between BAIA and BGIM for services to Multi-Strategy Fund.[7]

d.44	Investment Sub-Advisory Agreement between BAIA and Rail-Splitter Capital Management, LLC (“Rail-Splitter”) for services to Multi-Manager Fund.[9]

d.45	Investment Sub-Advisory Agreement between BAIA and Sorin Capital Management, LLC (“Sorin”) for services to Multi-Manager Fund.[9]

d.46	Investment Sub-Advisory Agreement between BAIA and Rail-Splitter for services to Multi-Strategy Fund.[9]

d.47	Investment Sub-Advisory Agreement between BAIA and Sorin for services to Multi-Strategy Fund.[9]

d.48	Investment Sub-Advisory Agreement between BAIA and Blackstone Senfina Advisors L.L.C. (“Senfina”) for services to Multi-Manager Fund.[10]

d.49	Investment Sub-Advisory Agreement between BAIA and Senfina for services to Multi-Strategy Fund.[10]

d.50	Investment Sub-Advisory Agreement between BAIA and Nephila for services to Multi-Strategy Fund.[10]

d.51	Form of Investment Sub-Advisory Agreement between BAIA and D.E. Shaw Investment Management, L.L.C. (“DESIM”) for services to Multi-Manager Fund – Exhibit (d)(51).

d.52	Form of Investment Sub-Advisory Agreement between BAIA and IPM Informed Portfolio Management AB (“IPM”) for services to Multi-Manager Fund – Exhibit (d)(52).

d.53	Form of Investment Sub-Advisory Agreement between BAIA and DESIM for services to Multi-Strategy Fund – Exhibit (d)(53).

d.54	Form of Investment Sub-Advisory Agreement between BAIA and IPM for services to Multi-Strategy Fund – Exhibit (d)(54).

e.1	Distribution Agreement between the Registrant and Blackstone Advisory Partners L.P. (the “Distributor”) dated June 28, 2013, as amended.[7]

f.	None.

g.1	Master Custodian Agreement between the Registrant, on behalf of Multi-Manager Fund, and State Street Bank and Trust Company (“State Street”), dated May 7, 2013.[3]

(i) Letter Amendment to the Master Custodian Agreement between the Registrant and State Street, dated April 29, 2014.[7]

h.1	Form of Transfer Agency and Service Agreement between the Registrant, on behalf of Multi-Manager Fund, and State Street.[3]

(i) Letter Amendment to the Transfer Agency and Service Agreement between the Registrant and State Street, dated April 29, 2014.[7]

h.2	Form of Administration Agreement between the Registrant, on behalf of Multi-Manager Fund, and State Street.[3]

(i) Letter Amendment to the Administration Agreement between the Registrant and State Street, dated April 29, 2014.[7]

h.3	Expense Limitation and Reimbursement Agreement between the Registrant, on behalf of Multi-Manager Fund, and BAIA.[4]

h.4	Form of Securities Lending Authorization Agreement between the Registrant, on behalf of Multi-Manager Fund and State Street.[4]

(i) Form of Securities Lending and Services Agreement between the Registrant, on behalf of Multi-Strategy Fund, Multi-Manager Fund, Blackstone Alternative Multi-Strategy Sub Fund II Ltd., Blackstone Alternative Multi-Strategy Sub Fund III L.L.C., Blackstone Alternative Multi-Strategy Sub Fund IV L.L.C., Blackstone Alternative Multi-Manager Sub Fund II Ltd., Blackstone Alternative Multi-Manager Sub Fund III L.L.C., Blackstone Alternative Multi-Manager Sub Fund IV L.L.C., and State Street – Exhibit (h)(4)(i).

h.5	Expense Limitation and Reimbursement Agreement between the Registrant, on behalf of Multi-Strategy Fund, and BAIA.[7]

(i) Amended and Restated Expense Limitation and Reimbursement Agreement between the Registrant, on behalf of Multi-Strategy Fund, and BAIA.[8]

h.6	Form of Securities Lending Authorization Agreement between the Registrant, on behalf of Multi-Strategy Fund and State Street Bank.[7]

i.	Opinion and Consent of Ropes & Gray LLP.[4]

j.	Consent of Deloitte & Touche LLP.[11]

k	None.

l.	None.

m.	Distribution and Service Plan.[8]

(i) Amended and Restated Distribution and Service Plan.[11]

n.	Rule 18f-3 Plan.[8]

o.	Reserved.

p.1	Code of Ethics of the Registrant.[3]

p.2	Code of Ethics of BAIA.[11]

p.3	Code of Ethics of Boussard and BGIM.[4]

p.4	Code of Ethics of BTG.[4]

p.5	Code of Ethics of Caspian – Exhibit (p)(5).

p.6	Code of Ethics of Cerberus.[4]

p.7	Code of Ethics of Chatham.[4]

p.8	Code of Ethics of Hedging-Griffo.[4]

p.9	Code of Ethics of Good Hill.[4]

p.10	Code of Ethics of HealthCor.[4]

p.11	Code of Ethics of Nephila Capital Ltd.[4]

p.12	Code of Ethics of Two Sigma – Exhibit (p)(12).

p.13	Code of Ethics of Wellington.[5]

p.14	Code of Ethics of the Distributor.[3]

p.15	Code of Ethics of Bayview.[5]

p.16	Code of Ethics of AlphaParity.[11]

p.17	Code of Ethics of Union Point.[6]

p.18	Code of Ethics of GSIS.[11]

p.19	Code of Ethics of EMSO.[6]

p.20	Code of Ethics of Waterfall – Exhibit (p)(20).

p.21	Code of Ethics of Rail-Splitter.[9]

p.22	Code of Ethics of Sorin.[9]

p.23	Code of Ethics of Senfina.[11]

p.24	Code of Ethics of DESIM – Exhibit (p)(24).

p.25	Code of Ethics of IPM – Exhibit (p)(25).

q.1	Power of Attorney for the Registrant.[2]

q.2	Power of Attorney for Blackstone Alternative Multi-Manager Sub Fund II Ltd., Blackstone Alternative Multi-Manager Sub Fund III L.L.C., and Blackstone Alternative Multi-Manager Sub Fund IV L.L.C.[7]

q.3	Power of Attorney for Blackstone Alternative Multi-Strategy Sub Fund II Ltd., Blackstone Alternative Multi-Strategy Sub Fund III L.L.C., and Blackstone Alternative Multi-Strategy Sub Fund IV L.L.C.[7]

q.4	Power of Attorney for Blackstone Alternative Multi-Manager Sub Fund II Ltd. and Blackstone Alternative Multi-Strategy Sub Fund II Ltd.[9]

1.	Previously filed with the SEC as part of the Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”) on December 3, 2012, and hereby incorporated by reference.
2.	Previously filed with the SEC as part of Pre-Effective Amendment No. 2 to the Registration Statement under the 1933 Act and Amendment No. 2 to the Registration Statement under the 1940 Act on April 25, 2013, and hereby incorporated by reference.
3.	Previously filed with the SEC as part of Pre-Effective Amendment No. 3 to the Registration Statement under the 1933 Act and Amendment No. 3 to the Registration Statement under the 1940 Act on June 28, 2013, and hereby incorporated by reference.
4.	Previously filed with the SEC as part of Pre-Effective Amendment No. 4 to the Registration Statement under the 1933 Act and Amendment No. 4 to the Registration Statement under the 1940 Act on July 15, 2013, and hereby incorporated by reference.

5.	Previously filed with the SEC as part of Post-Effective Amendment No. 2 to the Registration Statement under the 1933 Act and Amendment No. 6 to the Registration Statement under the 1940 Act on November 26, 2013, and hereby incorporated by reference.
6.	Previously filed with the SEC as part of Post-Effective Amendment No. 5 to the Registration Statement under the 1933 Act and Amendment No. 9 to the Registration Statement under the 1940 Act on May 30, 2014, and hereby incorporated by reference.
7.	Previously filed with the SEC as part of Post-Effective Amendment No. 6 to the Registration Statement under the 1933 Act and Amendment No. 10 to the Registration Statement under the 1940 Act on June 3, 2014, and hereby incorporated by reference.
8.	Previously filed with the SEC as part of Post-Effective Amendment No. 13 to the Registration Statement under the 1933 Act and Amendment No. 17 to the Registration Statement under the 1940 Act on August 29, 2014, and hereby incorporated by reference.
9.	Previously filed with the SEC as part of Post-Effective Amendment No. 15 to the Registration Statement under the 1933 Act and Amendment No. 19 to the Registration Statement under the 1940 Act on November 26, 2014, and hereby incorporated by reference.
10.	Previously filed with the SEC as part of Post-Effective Amendment No. 16 to the Registration Statement under the 1933 Act and Amendment No. 20 to the Registration Statement under the 1940 Act on May 29, 2015, and hereby incorporated by reference.
11.	Previously filed with the SEC as part of Post-Effective Amendment No. 17 to the Registration Statement under the 1933 Act and Amendment No. 21 to the Registration Statement under the 1940 Act on July 29, 2015, and hereby incorporated by reference.

Item 29.	Persons Controlled by or Under Common Control with the Funds

Controlling Fund	Persons Controlled	Nature of Control
Blackstone Alternative Multi-Manager Fund	Blackstone Alternative Multi-Manager Sub Fund II Ltd. (a), (b)	100% ownership
	Blackstone Alternative Multi-Manager Sub Fund III L.L.C. (a), (c)	100% ownership
	Blackstone Alternative Multi-Manager Sub Fund IV L.L.C. (a), (c)	100% ownership
Blackstone Alternative Multi-Strategy Fund	Blackstone Alternative Multi-Strategy Sub Fund II Ltd. (b), (d)	100% ownership
	Blackstone Alternative Multi-Strategy Sub Fund III L.L.C. (c), (d)	100% ownership
	Blackstone Alternative Multi-Strategy Sub Fund IV L.L.C. (c), (d)	100% ownership

(a)	Included in the controlling Fund’s consolidated financial statements.
(b)	Organized under the laws of the Cayman Islands.
(c)	Organized under the laws of the State of Delaware.
(d)	To be included in the controlling Fund’s consolidated financial statements.

Item 30.	Indemnification

Reference is made to Article VIII (Indemnification) of the Registrant’s Agreement and Declaration of Trust, which is incorporated by reference herein. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s Agreement and Declaration of Trust, its By-Laws or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustees, officers or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of Investment Adviser

BAIA is the investment adviser to the Funds, and its business is summarized in Part A and Part B of this Registrant on Statement under the sections entitled “Management of the Fund” and “Investment Management and Other Services,” respectively. Information as to any other businesses, professions, vocations or employments of a substantial nature engaged in by officers of BAIA during the last two fiscal years is incorporated by reference to Form ADV filed by BAIA with the SEC under the Investment Advisers Act of 1940, as amended (SEC File No. 801-77791).

AlphaParity, LLC (“AlphaParity”) serves as sub-adviser to the Funds. AlphaParity is primarily engaged in the investment management business. Information about the officers and members of AlphaParity is included in its Form ADV filed with the SEC (registration number 801-78997) and this information, and only this information, is incorporated herein by reference.

Bayview Asset Management, LLC (“Bayview”) serves as sub-adviser to the Funds. Bayview is primarily engaged in the investment management business. Information about the officers and members of Bayview is included in its Form ADV filed with the SEC (registration number 801-73638) and this information, and only this information, is incorporated herein by reference.

Blackstone Senfina Advisors L.L.C. (“Senfina”) serves as sub-adviser to the Funds. Senfina is primarily engaged in the investment management business. Information about the officers and members of Senfina is included in its Form ADV filed with the SEC (registration number 801-80104) and this information, and only this information, is incorporated herein by reference.

Boussard & Gavaudan Investment Management, LLP (“BGIM”) serves as sub-adviser to the Funds. BGIM is primarily engaged in the investment management business. BGIM’s predecessor, Boussard & Gavaudan Asset Management, LP (“BGAM”), previously served as a sub-adviser to the Funds. Information about the officers and members of BGIM is included in its Form ADV filed with the SEC (registration number 801-80122) and this information, and only this information, is incorporated herein by reference.

BTG Pactual Asset Management US, LLC (“BTG”) serves as sub-adviser to the Funds. BTG is primarily engaged in the investment management business. Information about the officers and members of BTG is included in its Form ADV filed with the SEC (registration number 801-71004) and this information, and only this information, is incorporated herein by reference.

Caspian Capital LP (“Caspian”) serves as sub-adviser to the Funds. Caspian is primarily engaged in the investment management business. Information about the general partner of Caspian is included in its Form ADV filed with the SEC (registration number 801-72238) and this information, and only this information, is incorporated herein by reference.

Cerberus Sub-Advisory I, LLC (“Cerberus Sub-Advisory”) serves as sub-adviser to the Funds. Cerberus Sub-Advisory, a recently formed entity, is an affiliate of Cerberus Capital Management, L.P. (“CCM”). Information as to the directors and officers of Cerberus Sub-Advisory, among others, is included in its Form ADV filed with the SEC (registration number 801-78207) and this information, and only this information, is incorporated herein by reference.

Chatham Asset Management, LLC (“Chatham”) serves as sub-adviser to the Funds. Chatham is primarily engaged in the investment management business. Information about the officers and members of Chatham is included in its Form ADV filed with the SEC (registration number 801-73452) and this information, and only this information, is incorporated herein by reference.

D.E. Shaw Investment Management, L.L.C. (“DESIM”) serves as sub-adviser to the Funds. DESIM is primarily engaged in the investment management business. Information about the officers and members of DESIM is included in its Form ADV filed with the SEC (registration number 801-64222) and this information, and only this information, is incorporated herein by reference.

EMSO Partners Limited (“EMSO”) serves as sub-adviser to the Funds. EMSO is primarily engaged in the investment management business. Information about the officers and partners of EMSO is included in its Form ADV filed with the SEC (registration number 801-66016) and this information, and only this information, is incorporated herein by reference.

Good Hill Partners LP (“Good Hill”) serves as sub-adviser to the Funds. Good Hill is primarily engaged in the investment management business. Information about the officers and partners of Good Hill is included in its Form ADV filed with the SEC (registration number 801-70244) and this information, and only this information, is incorporated herein by reference.

GS Investment Strategies, LLC (“GSIS”) serves as sub-adviser to the Funds. GSIS is primarily engaged in the investment management business. Information about the officers and members of GSIS is included in its Form ADV filed with the SEC (registration number 801-67443) and this information, and only this information, is incorporated herein by reference.

HealthCor Management, L.P. (“HealthCor”) serves as sub-adviser to the Funds. HealthCor is primarily engaged in the investment management business. Information about the officers and partners of HealthCor is included in its Form ADV filed with the SEC (registration number 801-74201) and this information, and only this information, is incorporated herein by reference.

IPM Informed Portfolio Management AB (“IPM”) serves as sub-adviser to the Funds. IPM is primarily engaged in the investment management business. Information about the officers and members of IPM is included in its Form ADV filed with the SEC (registration number 801-72719) and this information, and only this information, is incorporated herein by reference.

Nephila Capital Ltd. (“Nephila”) serves as sub-adviser to the Funds. Nephila is primarily engaged in the investment management business. Information about the officers and partners of Nephila is included in its Form ADV filed with the SEC (registration number 801-63514) and this information, and only this information, is incorporated herein by reference.

Rail-Splitter Capital Management, LLC (“Rail-Splitter”) serves as sub-adviser to the Funds. Rail-Splitter is primarily engaged in the investment management business. Information about the officers and members of Rail-Splitter is included in its Form ADV filed with the SEC (registration number 801-73408) and this information, and only this information, is incorporated herein by reference.

Sorin Capital Management, LLC (“Sorin”) serves as sub-adviser to the Funds. Sorin is primarily engaged in the investment management business. Information about the officers and members of Sorin is included in its Form ADV filed with the SEC (registration number 801-64086) and this information, and only this information, is incorporated herein by reference.

Two Sigma Advisers, LLC (“Two Sigma”) serves as sub-adviser to the Funds. Two Sigma is primarily engaged in the investment management business. Information about the officers and members of Two Sigma is included in its Form ADV filed with the SEC (registration number 801-71110) and this information, and only this information, is incorporated herein by reference.

Waterfall Asset Management, LLC (“Waterfall”) serves as sub-adviser to the Funds. Waterfall is primarily engaged in the investment management business. Information about the officers and members of Waterfall is included in its Form ADV filed with the SEC (registration number 801-65087) and this information, and only this information, is incorporated herein by reference.

Wellington Management Company LLP (“Wellington”) serves as sub-adviser to the Funds. Wellington is primarily engaged in the investment management business. Information about the executive officers of Wellington is included in its Form ADV filed with the SEC (registration number 801-15908) and this information, and only this information, is incorporated herein by reference.

Item 32.	Principal Underwriter

(a) Blackstone Advisory Partners L.P., principal underwriter to Multi-Manager Fund and Multi-Strategy Fund, also serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended: Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Fund II, Blackstone Real Estate Income Fund, and Blackstone Real Estate Income Fund II.

(b) The following table sets forth information concerning each director and officer of the Funds’ principal underwriter, Blackstone Advisory Partners L.P.:

Name and Principal Business Address	Positions and Offices with Underwriter	Positions and Offices with Fund
Stephen A. Schwarzman 345 Park Ave. New York, NY, 10154	Chairman and Chief Executive Officer	N/A
Hamilton E. James 345 Park Ave. New York, NY, 10154	President	N/A
David B. Payne 345 Park Ave. New York, NY, 10154	Chief Financial Officer	N/A
Cyrus B. Richardson 345 Park Ave. New York, NY, 10154	Chief Compliance Officer	N/A

(c) The Funds have no principal underwriter who is not an affiliated person of the Funds or an affiliated person of such person.

Item 33.	Location of Accounts and Records

The account books and other documents required to be maintained by the Registrant, on behalf of each of the Funds, pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder will be maintained, in whole or in part, at the offices of the Funds’ adviser, administrator, or sub-advisers, as relevant:

(a)	BAIA, 345 Park Avenue, 28th Floor, New York, NY 10154.

(b)	State Street Bank and Trust Company, 1 Lincoln Street, Boston, MA 02111.

(c)	AlphaParity, LLC, 450 Park Avenue, Suite 1901, New York, NY 10022.

(d)	Bayview Asset Management, LLC, 4425 Ponce de Leon Boulevard, 5th Floor, Coral Gables, Florida 33146.

(e)	Blackstone Senfina Advisors L.L.C., 345 Park Avenue, 28th Floor, New York, NY 10154.

(f)	Boussard & Gavaudan Investment Management, LLP, 9-10 Savile Row London W1S 3PF, United Kingdom.

(g)	BTG Pactual Asset Management US, LLC, 601 Lexington Avenue, 57th Floor, New York, NY 10022.

(h)	Caspian Capital LP, 767 Fifth Avenue, New York, NY 10153.

(i)	Cerberus Sub-Advisory I, LLC, 875 Third Avenue, New York, NY 10022.

(j)	Chatham Asset Management, LLC, 26 Main Street, Suite 204, Chatham, NJ 07928.

(k)	D.E. Shaw Investment Management, L.L.C., 1166 Avenue of the Americas, Ninth Floor, New York, NY 10036.

(l)	EMSO Partners Limited, 21-24 Grosvenor Place, London, SW1X 7HF, United Kingdom.

(m)	Good Hill Partners LP, 1599 Post Road East, Westport, CT 06880.

(n)	GS Investment Strategies, LLC, 200 West Street, New York, NY 10282.

(o)	HealthCor Management, L.P., 152 West 57th Street, 43rd Floor, Carnegie Hall Tower, New York, NY 10019.

(p)	IPM Informed Portfolio Management AB, Mäster Samuelsgatan 6 PO Box 7717 SE-103 95 Stockholm Sweden.

(q)	Nephila Capital Ltd., 31 Victoria Place, 3rd Floor West, Hamilton, HM 10, Bermuda.

(r)	Rail-Splitter Capital Management, LLC, 303 W. Madison Street, Suite 1325, Chicago, IL 60606.

(s)	Sorin Capital Management, LLC, 400 Atlantic Street, 12th Floor, Stamford, CT 06901.

(t)	Two Sigma Advisers, LLC, 100 Avenue of the Americas, 16th Floor, New York, NY 10013.

(u)	Union Point Advisors, LLC, 155 Bovet Road, Suite 500, San Mateo, CA 94402.

(v)	Waterfall Asset Management, LLC, 1140 Avenue of the Americas, New York, NY 10036.

(w)	Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

Item 34.	Management Services

None.

Item 35.	Undertakings

None.

SIGNATURES

Pursuant to the requirements of the Securities Act and the Investment Company Act of 1940, as amended (the “1940 Act”), the Registrant, Blackstone Alternative Investment Funds, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 24th day of November 2015.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John M. Brown* John M. Brown	Trustee	November 24, 2015

/s/ Frank J. Coates* Frank J. Coates	Trustee	November 24, 2015

/s/ Paul J. Lawler* Paul J. Lawler	Trustee	November 24, 2015

/s/ Kristen M. Leopold* Kristen M. Leopold	Trustee	November 24, 2015

/s/ Peter Koffler* Peter Koffler	Trustee	November 24, 2015

/s/ Brian F. Gavin Brian F. Gavin	President (Principal Executive Officer)	November 24, 2015

/s/ Arthur Liao Arthur Liao	Treasurer (Principal Financial and Accounting Officer)	November 24, 2015

*By:	/s/ Brian F. Gavin
Brian F. Gavin**
** Attorney-in-Fact pursuant to a Power of Attorney previously filed with the SEC as part of Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act and Amendment No. 2 to the Registration Statement under the 1940 Act on April 25, 2013.

Date:	November 24, 2015

SIGNATURES

Blackstone Alternative Multi-Manager Sub Fund II Ltd. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 24th day of November, 2015.

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND II LTD.

By:	/s/ Sean Flynn*
Name:	Sean Flynn
Title:	Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sean Flynn* Sean Flynn	Director	November 24, 2015

/s/ Patrick Harrigan* Patrick Harrigan	Director	November 24, 2015

*By:	/s/ Brian F. Gavin
Brian F. Gavin**
** Attorney-in-Fact pursuant to a Power of Attorney

Date:	November 24, 2015

SIGNATURES

Blackstone Alternative Multi-Manager Sub Fund III L.L.C. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 24th day of November, 2015.

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND III L.L.C.

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	Manager

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Koffler* Peter Koffler	Manager	November 24, 2015

/s/ Brian F. Gavin Brian F. Gavin	Manager	November 24, 2015

*By:	/s/ Brian F. Gavin
Brian F. Gavin**
** Attorney-in-Fact pursuant to a Power of Attorney

Date:	November 24, 2015

SIGNATURES

Blackstone Alternative Multi-Manager Sub Fund IV L.L.C. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 24th day of November, 2015.

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND IV L.L.C.

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	Manager

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Koffler* Peter Koffler	Manager	November 24, 2015

/s/ Brian F. Gavin Brian F. Gavin	Manager	November 24, 2015

*By:	/s/ Brian F. Gavin
Brian F. Gavin**
** Attorney-in-Fact pursuant to a Power of Attorney

Date:	November 24, 2015

SIGNATURES

Blackstone Alternative Multi-Strategy Sub Fund II Ltd. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 24th day of November, 2015.

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND II LTD.

By:	/s/ Sean Flynn*
Name:	Sean Flynn
Title:	Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sean Flynn* Sean Flynn	Director	November 24, 2015

/s/ Patrick Harrigan* Patrick Harrigan	Director	November 24, 2015

*By:	/s/ Brian F. Gavin
Brian F. Gavin**
** Attorney-in-Fact pursuant to a Power of Attorney

Date:	November 24, 2015

SIGNATURES

Blackstone Alternative Multi-Strategy Sub Fund III L.L.C. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 24th day of November, 2015.

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III L.L.C.

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	Manager

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Koffler* Peter Koffler	Manager	November 24, 2015

/s/ Brian F. Gavin Brian F. Gavin	Manager	November 24, 2015

*By:	/s/ Brian F. Gavin
Brian F. Gavin**
** Attorney-in-Fact pursuant to a Power of Attorney

Date:	November 24, 2015

SIGNATURES

Blackstone Alternative Multi-Strategy Sub Fund IV L.L.C. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 24th day of November, 2015.

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND IV L.L.C.

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	Manager

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Koffler* Peter Koffler	Manager	November 24, 2015

/s/ Brian F. Gavin Brian F. Gavin	Manager	November 24, 2015

*By:	/s/ Brian F. Gavin
Brian F. Gavin**
** Attorney-in-Fact pursuant to a Power of Attorney

Date:	November 24, 2015

EXHIBIT INDEX

Blackstone Alternative Investment Funds

Exhibit Ref.	Title of Exhibit

(d)(51)	Form of Investment Sub-Advisory Agreement between BAIA and DESIM for services to Multi-Manager Fund.

(d)(52)	Form of Investment Sub-Advisory Agreement between BAIA and IPM for services to Multi-Manager Fund.

(d)(53)	Form of Investment Sub-Advisory Agreement between BAIA and DESIM for services to Multi-Strategy Fund.

(d)(54)	Form of Investment Sub-Advisory Agreement between BAIA and IPM for services to Multi-Strategy Fund.

(h)(4)(i)	Form of Securities Lending and Services Agreement between the Registrant, on behalf of Multi-Strategy Fund, Multi-Manager Fund, Blackstone Alternative Multi-Strategy Sub Fund II Ltd., Blackstone Alternative Multi-Strategy Sub Fund III L.L.C., Blackstone Alternative Multi-Strategy Sub Fund IV L.L.C., Blackstone Alternative Multi-Manager Sub Fund II Ltd., Blackstone Alternative Multi-Manager Sub Fund III L.L.C., Blackstone Alternative Multi-Manager Sub Fund IV L.L.C., and State Street.

(p)(5)	Code of Ethics of Caspian.

(p)(12)	Code of Ethics of Two Sigma.

(p)(20)	Code of Ethics of Waterfall.

(p)(24)	Code of Ethics of DESIM.

(p)(25)	Code of Ethics of IPM.